SECOND SUPPLEMENTAL AGREEMENT

This Second Supplemental Agreement (this “Agreement”) is made as of this 7th day of March, 2014, by and among CIG Wireless Corp., a Nevada corporation (the “Company”) and the investors set forth on Schedule I hereto (each an “Investor” and collectively, the “Investors”). Capitalized terms used but not defined herein have the meaning ascribed to them in the Purchase Agreement (defined below).

W I T N E S S E T H

WHEREAS, the Company and the Investors are party to that certain Securities Purchase Agreement, made as of the 1st day of August, 2013, by and among the Company and the Investors set forth on Schedule I thereto (the “Purchase Agreement”);

WHEREAS, pursuant to Section 2.4 of the Purchase Agreement, the Company may deliver a Conditional Put Notice to the Investors requesting that the Investors purchase up to $25,000,000 additional shares of Series A-1 Preferred Stock, provided, that, the purchase price is in whole increments of $1,000,000 and the proceeds from the sale and issuance of such shares shall only be used to fund the consideration and related transaction expenses reasonably incurred by the Company for an Approved Acquisition;

WHEREAS, the Company has delivered to the Investors a Conditional Put Notice dated February 13, 2014, requesting that the Investors purchase an additional 30,000 shares of Series A-1 Preferred Stock (the “Additional Series A-1 Shares”) for an aggregate purchase price of Three Million Dollars ($3,000,000) (the “Draw Amount”), the proceeds of which shall be used solely to fund the purchase of six (6) towers from Southern Tower Antenna Rental, LLC (the “Transaction”) and related transaction expenses reasonably incurred by the Company for the Transaction;

WHEREAS, subject to resolution of the indemnification claim, as described in, and in accordance with, this Agreement and the Indemnity Letter (as defined below), the Investors have accepted the Conditional Put Notice and the Company has agreed to waive the receipt of the Investor Response Notice and sell and issue the Additional Series A-1 Shares to the Investors pursuant to the terms and subject to the conditions set forth herein and in the Purchase Agreement;

WHEREAS, pursuant to Section 2.4 of the Purchase Agreement, in connection with the purchase of the Additional Series A-1 Shares, the Company shall issue to the Investors 3,230,442 shares of Series A-2 Preferred Stock (the “Additional Series A-2 Shares” and, together with the Additional Series A-1 Shares, the “Additional Shares”);

WHEREAS, the Additional Closing shall take place pursuant to the terms of this Agreement and the Purchase Agreement upon the satisfaction of all of the condition set forth in Section 5.3 and Section 5.4 of the Purchase Agreement; and

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WHEREAS, the parties have agreed upon and executed on even date herewith a letter of indemnification in respect of certain matters relating to the Engagement Letter between the Company and Macquarie Capital (USA) Inc. (“Macquarie”), dated March 5, 2013 (the “Macquarie Agreement”), pursuant to which the parties have addressed the indemnification matters described therein (the “Indemnity Letter”) and as further set forth in Section 8 of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises made herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Purchase and Sale of Securities. Subject to the terms and conditions of this Agreement (including without limitation Section 8 hereof) and the Purchase Agreement, at the Additional Closing, the Company shall issue and sell, and each Investor listed on Schedule I hereto, shall severally, and not jointly, purchase, the number and type of shares of Preferred Stock, in the respective amounts set forth as the “Additional Shares” opposite their names on Schedule I hereto, in exchange for the cash consideration set forth as the “Additional Purchase Price” opposite their respective names on Schedule I hereto, in immediately available funds, by wire transfer to an account designated by the Company for such purpose. At the Additional Closing, the Purchase Price shall be delivered by the Investors net of the Facility Fees and Investor Fees (in such allocation among them as they may determine in their sole discretion).

2. Time and Place of Additional Closing. Subject to the terms and conditions contained in this Agreement (including without limitation Section 8 hereof) and the Purchase Agreement, the Additional Closing with respect to the Additional Shares shall take place at the offices of Investor Counsel, 1251 Avenue of the Americas, 17th Floor, New York, New York 10020, at 10:00 am (New York Time), on the date hereof (the “Additional Closing Date”), provided that all of the conditions set forth in Section 5.3 and Section 5.4 of the Purchase Agreement have been satisfied or waived in accordance with the terms thereof, or at such other location on such other date as the Company and the Investors shall mutually agree.

3. Use of Proceeds. The Company will use the proceeds from the sale of the Additional Shares at the Additional Closing solely to fund the Transaction and related transaction costs and nothing herein shall be deemed a waiver or approval of, or consent to, any expenditure by the Company or any Subsidiary which would otherwise require approval of the Requisite Investors (as defined in the Series A Certificate of Designation) pursuant to the Series A Certificate of Designation.

4. Closing Deliverables. At or prior to the Additional Closing, the Company shall execute and/or deliver to the Investors the following documents:

(a) A Certificate duly executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer, dated as of the Additional Closing Date, certifying as to the matters set forth in Section 5.3(d) of the Purchase Agreement;

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(b) A Certificate duly executed on behalf of the Company by its Chief Executive Officer, dated as of the Additional Closing Date, certifying as to the matters set forth in Section 5.3(e) of the Purchase Agreement;

(c) The WG Opinion and the Nevada Opinion, each dated as of the Additional Closing Date, in a form acceptable to the Requisite Investors; and

(d) Each of the transaction documents entered into in connection with the Transaction, in form and substance acceptable to the Requisite Investors (the “Transaction Documents”).

5. Delivery of Stock Certificates. No later than two (2) Business Day following the Additional Closing Date, the Company shall deliver to the Investors stock certificates of Company evidencing: (a) the Additional Shares, (b) the Indemnity Shares (as hereinafter defined); and (c) solely for the purpose of correcting mathematical errors in the calculations for certain prior issuances of Series A-2 Preferred Stock to the Investors, the additional shares of Series A-2 Preferred Stock set forth as the “Corrective Issuance” on Schedule I hereto (the “Corrective Shares”), in each case registered in the names of the Investors.

6. Waiver. Based on the accuracy of the representations and warranties made by the Company in Section 7 of the Certificate contemplated by Section 4(a) above, the Investors hereby irrevocably waive the requirement to deliver the Updated Schedules in a form acceptable to the Requisite Investors in accordance with Section 6.8 of the Purchase Agreement as a condition to the Additional Closing, and agree that this Section 6 shall constitute written notice of the foregoing waiver as required pursuant to the Series A Certificate of Designation and the Purchase Agreement. This waiver shall not be construed as being a waiver of any other rights or remedies of the Investors under the Series A Certificate of Designation or the Purchase Agreement and shall only be in effect with respect to the transactions contemplated by this Agreement; and shall not be a future waiver or establish custom and practice or course of dealing.

7. Certification. The Company hereby certifies to the Investors as of the date hereof that: (i) no event or events have occurred from and after the Initial Closing Date that, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect; (ii) the Transaction is an Approved Acquisition; (iii) except as described in Section 8.1(c) below, no Event of Default has occurred and is continuing since the Initial Closing Date and (iv) no Default or Event of Default has occurred and is continuing under the Credit Agreement.

8. Indemnification.

8.1 Indemnification Coverage

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(a) The parties have agreed that the Investors are entitled to full and complete indemnification to the extent provided in the Purchase Agreement, without off-set, deduction, counter-claim, defense or discount of any kind, with respect to any and all amounts now or hereafter paid or payable at any time, and from time to time, under or in respect of the Macquarie Agreement, including, without limitation, in connection with or as consideration for, the further termination, modification, amendment, release or waiver thereof, or which otherwise may become payable to Macquarie (each, a “Macquarie Advisory Payment”). The Company shall satisfy such indemnification obligation by issuing to the Investors (pro rata among them) through the delivery to them of duly executed certificates evidencing such shares, within five (5) Business Days after each such Macquarie Advisory Payment is made, a number of shares of Series A-1 Preferred Stock having a Initial Stated Value equal to the amount of each such Macquarie Advisory Payment, together with a corresponding number of shares of Series A-2 Preferred Stock which would then be convertible into 1.36% of the Common Stock on a Fully Diluted Basis for each $1,000,000 (pro-rated for any portion of, or partial amount over, such $1,000,000) in Macquarie Advisory Payments (such shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock as may be issuable from time to time, the “Indemnity Shares”); provided, that, in the case of the Macquarie Advisory Payments made in connection with the Additional Closing on or about December 18, 2013 the Company shall issue to the Investors (pro rata among them) on the date hereof, in addition to the Additional Shares and the Corrective Shares, the number and type of shares of Preferred Stock, in the respective amounts set forth as the “Indemnity Shares” opposite their names on Schedule I hereto (collectively, the “Indemnity Shares”). The issuance of the Indemnity Shares pursuant to the foregoing proviso shall be a condition precedent to the Additional Closing described in Sections 1 and 2 of this Agreement. The obligation to issue Indemnity Shares under this Section 8.1(a) shall survive indefinitely. For purposes of clarity, the indemnification obligations of the Company to the Investors in respect of the Macquarie Advisory Agreement do not apply to the payments made to Macquarie Capital at the initial closing of the Purchase Agreement on August 1, 2013.

(b) Notwithstanding anything in Section 8.1(a) to the contrary, if the aggregate amount of the Macquarie Advisory Payments exceeds $500,000 (exclusive of any such amounts paid prior to the date hereof and which are known to the Investors), then nothing in this Agreement shall: (x) prohibit the Investors from asserting such further indemnification claims in respect of such payments as they may determine, in their sole and absolute discretion; and (y) be deemed a waiver, satisfaction or discharge of any rights to indemnification the Investors may have under the Purchase Agreement in respect of any such excess; all such rights and remedies are expressly reserved.

8.2 Representations and Warranties; Covenants.

(a) The Company hereby represents and warrants to the Investors that the Macquarie Agreement has been terminated in accordance with its terms and is of no further force and effect except for the provisions thereof that expressly survive by their terms (the “Surviving Terms”). The Company further represents and warrants to the Investors that the Company is currently engaged in negotiations with Macquarie with the objective of reaching mutually acceptable terms of further termination of certain of the Surviving Terms, including the obligations of the Company with respect to the fee and advisory tails in favor of Macquarie provided thereunder. The Company shall continue to diligently negotiate with Macquarie to endeavor to promptly reach final and binding terms of agreement of such further termination, provided, however, that the Company shall not enter into any such agreement without the prior approval of the Investors. The Company shall keep the Investors reasonably informed of the negotiations with Macquarie described in this Section 8.2(a).

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(b) Except for amounts previously paid and disclosed to the Investors the Company (i) has not made any Macquarie Advisory Payments, (ii) has not paid any other amounts under the Macquarie Agreement, and (iii) shall not pay any Macquarie Advisory Payment or any other amounts to Macquarie under the Macquarie Agreement without the prior approval of the Investors.

8.3 Waiver of Notice. The Company hereby acknowledges that this Agreement constitutes adequate and sufficient notice of indemnification contemplated under Section 7 of the Purchase Agreement, and hereby irrevocably and unconditionally waives any and all other notice that may be required by the Purchase Agreement in connection with the indemnification claim which is the subject of this Section 8 and any further Macquarie Advisory Payments, and agrees and acknowledges that all required actions by the Investors with respect to any rights in connection therewith have been satisfied.

9. Miscellaneous.

9.1 Successors and Assigns. This Agreement may not be assigned by a party hereto without the prior written consent of the Company and the Investors. The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Except for provisions of this Agreement expressly to the contrary, nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

9.2 Counterparts; Faxes. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be delivered via facsimile, which shall be deemed an original.

9.3 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.4 Amendments and Waivers. This Agreement shall not be amended and the observance of any term of this Agreement shall not be waived (either generally or in a particular instance and either retroactively or prospectively) without the prior written consent of the Company and the Requisite Investors.

9.5 Publicity. No public release or announcement concerning the transactions contemplated hereby shall be issued by the Company or the Investors without the prior consent of the Company (in the case of a release or announcement by the Investors) or the Investors (in the case of a release or announcement by the Company) (which consents shall not be unreasonably withheld), except as such release or announcement may be required by law or the applicable rules or regulations of any securities exchange or securities market on which the Securities are then listed and trading, in which case the Company or the Investors, as the case may be, shall allow the Investors or the Company, as applicable, to the extent reasonably practicable in the circumstances, reasonable time to comment on such release or announcement in advance of such issuance.

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9.6 Entire Agreement. This Agreement together with the Purchase Agreement (including the Exhibits and Disclosure Schedules), and the other Transaction Documents constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof. The parties acknowledge and agree that this Agreement shall constitute a Transaction Document for all purposes of the Purchase Agreement.

9.7 Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

9.8 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. THE COMPANY AND EACH OF THE INVESTORS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATING TO OR ARISING OUT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned has executed this Second Supplemental Agreement or caused a duly authorized person to execute this Second Supplemental Agreement as of the date first written above.

COMPANY:

CIG WIRELESS CORP.

By: /s/ Paul McGinn

Name: Paul McGinn

Title: CEO

INVESTOR:

FIR TREE CAPITAL OPPORTUNITY
(LN) MASTER FUND, L.P.

By: /s/ Brian Meyer

Name: Brian Meyer

Title: Authorized Person

FIR TREE REF III TOWER LLC

By: /s/ Brian Meyer

Name: Brian Meyer

Title: Authorized Person